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March 14, 2003



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Endocare, Inc. (the "Registrant") and, under the date of February 19, 2002, except as to notes 1 and 15, which are as of March 25, 2002, we reported on the consolidated financial statements of Endocare, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. However, as reported by the Company in a press release dated December 12, 2002, and as disclosed in the Company's Form 8-K dated March 14, 2003, we subsequently notified the Registrant on December 11, 2002 that this report should no longer be relied upon as it relates to the December 31, 2001 consolidated financial statements. On March 7, 2003, our appointment as principal accountants was terminated. We have read the Registrant's statements included under Item 4 of its Form 8-K dated March 14, 2003 and we either are not in a position to agree or disagree with certain statements or we believe such statements are inaccurate or incomplete as set forth below:

DISMISSAL OF KPMG

We are not in a position to agree or disagree with the statement that the Company's Board of Directors, upon recommendation of the Audit Committee, approved our dismissal.

DISAGREEMENT WITH KPMG

The description regarding the basis for our conclusion that we were unable to rely on the representations of the Company's management is inaccurate and incomplete. We were in the process of performing our quarterly review under Statement on Auditing Standards ("SAS") No. 71, Interim Financial Information,
on the consolidated financial statements of Endocare, Inc. (the "Company") as of and for the quarter ended September 30, 2002. On October 29, 2002, we were informed that one of the Company's Directors had been contacted on October 24, 2002 by Joseph A. Haferman, the acting Corporate Controller, expressing concerns regarding the accounting for several transactions and other matters. At that time, we also were informed that on or about October 24, 2002, the Company's Audit Committee had directed Brobeck, Phleger and Harrison ("Brobeck"), the Company's outside legal counsel, to perform an investigation of the matters raised. Between October 29, 2002 and December 4, 2002, Brobeck and Deloitte & Touche LLP, at the request of the Audit Committee, performed several investigations of the matters raised, as well as other matters that were raised through the investigations.
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                                              SECURITIES AND EXCHANGE COMMISSION

                                                                  March 14, 2003


In a letter to the Audit Committee dated December 11, 2002, we notified the Audit Committee that in the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations discussed above, information came to our attention that lead us to conclude that we were unable to rely on the representations of management. We informed the Audit Committee that it was apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. We provided to the Audit Committee a summary of the various transactions. We further informed the Audit Committee that no single transaction or misrepresentation formed the basis for our conclusion, but rather it was the totality of information and the weight of the evidence that had come into our possession. As of the date of our dismissal, the issues discussed in our letter to the Audit Committee dated December 11, 2002 had not been resolved to our satisfaction.

We are also not in a position to agree or disagree with the statements that the Audit Committee investigated these matters and disagrees with KPMG's conclusion that it could not rely on the representations made by management, or that the Audit Committee concluded there had been no fraud or intentional wrongdoing by the Company's management.

Very truly yours,



KPMG LLP


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